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                                                                    EXHIBIT 2.5


                 SECOND SUPPLEMENTAL ENVIRONMENTAL INDEMNITY

        ALAMAC SUB HOLDINGS, INC., a Delaware corporation, AIH, INC., a Delaware corporation, WESTPOINT STEVENS INC., a Delaware corporation, and DYERSBURG CORPORATION, a Tennessee corporation, having entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated July 15, 1997, among themselves, do hereby agree as follows:

        1. Unless otherwise defined herein, all capitalized terms shall have the meaning provided in the Purchase Agreement.

        2. This Second Supplemental Environmental Indemnity (the "Agreement") is intended to supplement the Purchase Agreement. To the extent any provision of this Agreement contradicts any provision contained in the Purchase Agreement, the parties agree that the provisions of this Agreement shall control.

        3. Purchaser has expressed concerns about the compliance of the Company's Plants in Hamilton and Lumberton, North Carolina, with the opacity limits contained in the air pollution control permits for these two Plants. Each of Seller and WPS (the "Indemnitors") jointly and severally agreed that it shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising from or relating to violations of the opacity limits contained in the air pollution permits for the Company's Hamilton and Lumberton, North Carolina, Plants, including without limitation costs of any stack modifications and/or control equipment necessary to attain continued compliance with such limits, in accordance with the Applicable Percentages set forth in Section 10.5(c) of the Purchase Agreement. Purchaser shall consult with WPS regarding the scope of any investigation of the alleged exceedences and, to the extent some corrective action is required to achieve compliance, Purchaser shall follow the procedures set forth in Section 10.5(d)(iii) of the Purchase Agreement.

        4. In light of the indemnity provided herein, the parties acknowledge that the conditions referred to in paragraph 2 above do not constitute material breaches of the representations and warranties contained in Section 4.17 of the Purchase Agreement.

        5. The indemnification procedures set forth in Section 10.4 of the Purchase Agreement, but not Section
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10.2 (b) thereof, shall govern any claim made pursuant to paragraph 3 above.

      6. The Indemnitors' obligation under paragraph 3 of this Agreement shall survive until the third anniversary of the Closing.

      7. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, on the fifth Business Day after being mailed by certified mail, return receipt requested, the next Business Day after delivery to a recognized overnight courier or when sent by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section):

      If to WPS, Seller or the Company, to:

           WestPoint Stevens Inc.
           507 West Tenth Street
           West Point, Georgia  31833
           Attention: General Counsel
           Facsimile: 706-645-4396

      If to Purchaser, to:

           Dyersburg Corporation
           1315 Phillips Street
           Dyersburg, Tennessee  38024
           Attention: President
           Facsimile: 901-286-3411

      8. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by WPS, Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;
except that before or after the Closing the Purchaser shall have the right, without such consent, to assign to a direct or indirect wholly-owned subsidiary of Purchaser its rights and obligations hereunder, provided that no such assignment shall relieve



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Purchaser of its obligations hereunder if such assignee does not perform such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

        9. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of August 17, 1997.

                                   ALAMAC HOLDINGS INC.

                                   By: /s/ Morgan M. Schuessler
                                       ---------------------------------------
                                       Name: Morgan M. Schuessler
                                       Title:President


                                   AIH INC.

                                   By: /s/ Morgan M. Schuessler
                                       ---------------------------------------
                                       Name: Morgan M. Schuessler
                                       Title:President


                                   WESTPOINT STEVENS INC.

                                   By: /s/ Morgan M. Schuessler
                                       ---------------------------------------
                                       Name: Morgan M. Schuessler
                                       Title:Executive Vice President-Finance
                                             Chief Financial Officer

                                   DYERSBURG CORPORATION

                                   By: /s/ T. Eugene McBride
                                       ---------------------------------------
                                       Name: T. Eugene McBride
                                       Title:Chief Executive Officer



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